Exhibit 99.1

Date: November 1, 2022	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, November 1, 2022 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2022. Revenues for the quarter were $177 million, an increase from $158 million in the same quarter of the previous year. Earnings per share for the quarter were $0.83, compared to $0.88 in the same quarter of the prior year.

Revenues for the six months ended September 30, 2022 were $354 million, compared to $310 million for the six months ended September 30, 2021. Earnings per share for the six months ended September 30, 2022 were $1.77, compared to $1.81 for the six months ended September 30, 2021.

The Company has continued its investment in the CERiS team, SaaS platform, R&D, and the creation of new services within the payment integrity market. A new workflow management system was implemented which provided increased scalability, configurability, and process efficiency gains in overall labor costs. Automated medical record review technology which eliminated manual processes was also installed during the quarter. This functionality significantly improved performance of the CERiS clinical review team while performing diagnosis related group audits.

With opportunities presented by the pandemic and the Great Resignation, the Company has prioritized the quality of engagement, results, and outcomes generated. Enhanced retention efforts, proactive hiring, and increasing bench strength have mitigated the impact of these labor market challenges. A 97% overall customer retention rate for the year validates the efficacy of these efforts and the expectation is the workforce pendulum will swing back to a neutral position.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Six Months Ended September 30, 2022 (unaudited) and September 30, 2021 (unaudited)

Quarter Ended	September 30, 2022	September 30, 2021
Revenues	$177,426,000	$157,743,000
Cost of revenues	141,332,000	121,082,000
Gross profit	36,094,000	36,661,000
General and administrative	17,549,000	16,658,000
Income from operations	18,545,000	20,003,000
Income tax provision	3,889,000	3,931,000
Net income	$14,656,000	$16,072,000
Earnings Per Share:
Basic	$0.84	$0.90
Diluted	$0.83	$0.88
Weighted Shares
Basic	17,386,000	17,841,000
Diluted	17,650,000	18,232,000

Six Months Ended	September 30, 2022	September 30, 2021
Revenues	$353,733,000	$310,363,000
Cost of revenues	277,770,000	236,489,000
Gross profit	75,963,000	73,874,000
General and administrative	36,219,000	33,303,000
Income from operations	39,744,000	40,571,000
Income tax provision	8,397,000	7,656,000
Net income	$31,347,000	$32,915,000
Earnings Per Share:
Basic	$1.80	$1.84
Diluted	$1.77	$1.81
Weighted Shares
Basic	17,446,000	17,869,000
Diluted	17,726,000	18,226,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

September 30, 2022 (unaudited) and March 31, 2022

	September 30, 2022	March 31, 2022
Cash	$75,625,000	$97,504,000
Customer deposits	75,770,000	69,781,000
Accounts receivable, net	84,787,000	82,586,000
Prepaid taxes and expenses	12,201,000	15,123,000
Property, net	82,506,000	76,268,000
Goodwill and other assets	39,067,000	38,964,000
Right-of-use asset, net	29,930,000	35,020,000
Total	$399,886,000	$415,246,000
Accounts and taxes payable	$17,028,000	$14,431,000
Accrued liabilities	158,482,000	156,939,000
Deferred tax liability	1,107,000	1,689,000
Long-term lease liabilities	25,436,000	29,792,000
Paid-in capital	207,989,000	201,612,000
Treasury stock	(706,806,000)	(654,520,000)
Retained earnings	696,650,000	665,303,000
Total	$399,886,000	$415,246,000